EXHIBIT 99.1

           AMERICAN RIVER BANKSHARES INCREASES QUARTERLY CASH DIVIDEND


Sacramento, CA, June 15, 2005 - American River Bankshares [NASDAQ: AMRB] announced a quarterly cash dividend of 13 cents per share payable on July 15, 2005 to shareholders of record on July 1, 2005.

The quarterly dividend of 13 cents represents a 4% increase over the dividend paid in the prior quarter and a 18% increase over the dividend paid in the same quarter last year.

In 1992, American River Bankshares developed a plan to insure value for their shareholders, which includes semi-annual dividends, stock dividends and splits, and share repurchases. In March 2004, American River Bankshares further enhanced shareholder value by increasing the frequency of cash dividends to a quarterly basis.

American River Bankshares [NASDAQ: AMRB] is the parent company of American River Bank ("ARB"), a community business bank serving Sacramento, CA that operates a family of financial services providers, including North Coast Bank [a division of "ARB"] in Sonoma County and Bank of Amador [a division of "ARB"] in Amador County. For more information, please call 916-565-6100 or visit www.amrb.com; www.americanriverbank.com; www.northcoastbank.com; www.bankofamador.com.

Forward-Looking Statement
In addition to the historical information contained herein, this press release contains certain forward-looking statements. The reader of this press release should understand that all such forward-looking statements are subject to various uncertainties and risks that could affect their outcome. The Company's actual results could differ materially from those suggested by such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, variances in the actual versus projected growth in assets, return on assets, loan losses, expenses, changes in the interest environment including interest rates charged on loans, earned on securities investments and paid on deposits, competition effects, fee and other non interest income earned, general economic conditions, nationally, regionally, and in the operating market areas of the Company and its subsidiaries, changes in the regulatory environment, changes in business conditions and inflation, changes in securities markets, data processing problems, a decline in real estate values in the Company's market area, the conduct of the war on terrorism, the threat of terrorism or the impact of potential military conflicts and the conduct of war on terrorism by the United States and its allies, as well as other factors. To gain a more complete understanding of the uncertainties and risks involved in the Company's business, this press release should be read in conjunction with the Company's annual report on Form 10-K for the year ended December 31, 2004, and subsequent quarterly reports on Form 10Q and current reports on Form 8-K.


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